Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of June 23, 2017, by and between Jesper Høiland (the “Executive”) and Radius Health, Inc. (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.Term.  The Executive’s employment hereunder shall be effective as of the earliest date following the satisfaction of the contingencies listed below and on which the Executive commences his employment with the Company (the “Effective Date”) and shall continue until terminated pursuant to Section 5 of this Agreement.  The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.Contingencies.  The Company and the Executive (collectively, the “Parties”) agree that this Agreement and the employment relationship between them is contingent upon:  (1) the Executive’s receipt, no later than September 15, 2017, of a non-immigrant visa from the U.S. Department of Homeland Security that authorizes him to serve as CEO of the Company; and (2) the approval by the full Board of the terms, conditions and language of this Agreement.  The Parties further agree that, if both of these contingencies are not satisfied by September 15, 2017, then this Agreement and the Company’s offer of employment will become null and void and of no further effect, unless and until the parties agree, in writing, to extend this deadline or to a different contractual arrangement between them.

3.Position and Duties.

3.1Position.  During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Chairman of the Company’s Board of Directors (the “Board”).  In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility are consistent with the Executive’s position.  The Executive shall, if requested, also serve as a member of the Board for no additional compensation.

3.2Duties.  The Executive’s initial duties shall be those listed in Appendix A to this Agreement, which may change from time to time, in the Board’s discretion.  During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.  Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board act or serve as a director, trustee, committee member or principal of any type of business that does not compete with the Company, civic or charitable organization as long as such activities are disclosed in writing to the Chairman of the Company’s Board, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 3 hereof.

4.Place of Performance.  The principal place of Executive’s employment shall be the Company’s principal executive office, which is currently located in Boston, Massachusetts, provided that, the Executive may be required to travel on Company business during the Employment Term.

5.Compensation.

5.1Base Salary.  The Company shall pay the Executive an annual rate of base salary of $600,000.00 in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly.  The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term.  The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

5.2Annual Bonus.

(a)For each calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) equal to 60% of Base Salary (the “Target Bonus”), as in effect at the beginning of the applicable calendar year, based on achievement of annual target performance goals established by the Compensation Committee of the Board (the “Compensation Committee”).  For the period beginning on the Effective Date and ending on the last day of the applicable calendar year, the Executive shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire calendar year multiplied by a fraction the numerator of which is equal to the number of days the Executive worked in the applicable calendar year and the denominator of which is equal to the total number of days in such year).

(b)The Annual Bonus, if any, will be paid within three (3) months after the end of the applicable calendar year.

(c)Except as otherwise provided in Section 6, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid to other executive officers of the Company.

5.3Equity Awards.  During the Employment Term, the Executive shall be eligible to participate in the Company’s Stock Option Plan, subject to the terms of such Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion.

(a)In consideration of the Executive entering into this Agreement and as an inducement to join the Company, the Company will request that the Compensation Committee approve of the grant of the following Stock Option Award to the Executive pursuant to the Stock Option Plan:  305,000 options, which shall vest over a four-year period (the “Options”).  Twenty-five percent of the Options will vest on the first anniversary of the Effective Date, and the remaining seventy-five percent shall vest in equal, monthly installments over the course of the remaining three years, provided in all cases that the Executive remains employed in good standing on each such vesting date.  The Options shall have a purchase price that is equal to the fair market value of shares of stock of the Company on the date of the grant.  All other terms and conditions of such awards shall be governed by the terms and conditions of the Stock Option Plan and the applicable award agreements; and

5.4Employee Benefits.  During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.  The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

5.5Vacation.  During the Employment Term, the Executive shall be entitled to twenty (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

5.6Business Expenses.  The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

5.7Indemnification.

(a)In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

6.Termination of Employment.  The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive’s employment.  Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates,

6.1Termination for Cause or Without Good Reason.

(a)The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason.  If the Executive’s employment is terminated, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Company’s customary payroll procedures;
(ii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and
(iii)

such employee benefits (including equity compensation), if any, as to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 6.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(b)For purposes of this Agreement, “Cause” shall mean:

(i)	the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)	the Executive’s failure to comply with any valid and legal directive of the Board;
(iii)	the Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;
(iv)	the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(v)	the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(vi)	the Executive’s violation of a material policy of the Company;
(vii)	the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);
(viii)	the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or
(ix)

any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material harm to the Company.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(c)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)	a reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;
(ii)	any material breach by the Company of any material provision of this Agreement;
(iii)

a material, adverse diminution of the Executive’s authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company and capitalization as of the date of this Agreement.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ten (10) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances.  If the Executive does not terminate his employment for Good Reason within ten

(10) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

6.2Termination Without Cause or for Good Reason.  The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause.  In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 7, Section 8, Section 9 and Section 10 of this Agreement and his execution of a separation agreement in a form acceptable to the Company that contains, at a minimum, a general release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within forty-five (45) days following the Termination Date (such 45-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following;

(a)Twelve (12) months of severance pay, which shall be paid in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to the Executive’s Base Salary in effect upon the effective date of the termination of Executive’s employment; provided that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

(b)If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents.  Such reimbursement shall be paid to the Executive on or before the last day of the month immediately following the month in which the Executive timely remits the premium payment.  The Executive shall be eligible to receive such reimbursement until the earliest of:  (i) the twelve-month anniversary of the Termination Date; and (ii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

(c)The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Stock Option Plan and the applicable award agreements.

6.3Death or Disability.

(a)The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

(c)For purposes of this Agreement, Disability shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.  Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company.  If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

6.4Change in Control Termination.

(a)Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 7, Section 8, Section 9 and Section 10 of this Agreement and his execution of a Release which becomes effective within forty-five (45) days following the Termination Date, the Executive shall be entitled to receive the following:

(i)	a lump sum payment equal to one and a half (1.5) times the Executive’s Base Salary then in effect, which shall be paid within thirty (30) days following the Termination Date;
(ii)

If the Executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents.  Such reimbursement shall be paid to the Executive on the last day of the month immediately following the month in which the Executive timely remits the premium payment.  The Executive shall be eligible to receive such reimbursement until the earliest of:  (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

(iii)

Notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding unvested options awarded to Executive shall become fully vested and exercisable for ninety (90) days following the Change of Control.

(b)For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)	one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)

one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 50% or more of the total voting power of the stock of such corporation; or

(iii)	the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

6.5Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 28.  The Notice of Termination shall specify:

(a)The termination provision of this Agreement relied upon;

(b)To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)The applicable Termination Date.

6.6Termination Date.  The Executive’s Termination Date shall be:

(a)If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination;

(e)If the Executive terminates his/her employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 30-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Code.

6.7Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section 6.2(b), any amounts payable pursuant to this Section 6 shall not be reduced by compensation the Executive earns on account of employment with another employer.

6.8Resignation of All Other Positions.  Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date/shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

6.9Section 280G.

(a)If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6.9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, Executive shall have the option to (i) request that such 280G Payments be reduced in a manner determined by Tax Counsel (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax; or (ii) receive the full 280G Payments and pay the Excise Tax himself.  In the former scenario, if two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.  Executive agrees to indemnify and hold the Company harmless for any calculation or analysis performed by Tax Counsel, and he acknowledges and agrees that any Excise Tax or penalty relating to the 280G Payments shall be his sole responsibility.

(b)All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes.  For purposes of making the calculations and determinations required by this Section 6.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9.  The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

7.Cooperation.  The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future.  Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.  The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

8.Confidential Information.  The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

8.1Confidential Information Defined.

(a)Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to:  business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, work-in-process, manuals, records, articles, systems, material, supplier information, vendor information, financial information, results, legal information, marketing information, advertising information, pricing information, design information, developments, reports, market studies, product plans, designs, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, and buyer lists of the Company or its businesses, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance.  Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its products and offerings.  The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information.  This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)Disclosure and Use Restrictions.

The Executive agrees and covenants:  (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Chairman of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Chairman of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).  Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.  The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

9.Restrictive Covenants.

9.1Acknowledgment.  The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company.  The Executive understands and acknowledges that the intellectual services he provides to the Company are unique, special or extraordinary.  The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

9.2Non-competition.  Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the twelve (12) months, to run consecutively, beginning on the last day of the Executive’s employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity anywhere in the world.

For purposes of this Section 9, “Prohibited Activity” is activity in which the Executive serves, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company.  Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.  The Executive shall promptly - and in all cases, within five (5) business days -- provide written notice of any such order to the Chairman of the Board.

9.3Non-solicitation of Employees.  The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during a twelve (12) month period, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

9.4Non-solicitation of Customers.  The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s customer information.  “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales.  The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.  The Executive, therefore, agrees and covenants, during a twelve(12)-month period, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

10.Non-disparagement.  The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers[, and existing and prospective customers, suppliers, investors and other associated third parties].

This Section 10 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.  The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

11.Acknowledgement.  The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 8, Section 9 and Section 10 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 8, Section 9 and Section 10 of this Agreement or the Company’s enforcement thereof.

12.Remedies.  In the event of a breach or threatened breach by the Executive of Section 8, Section 9 or Section 10 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall be in addition to, not in lieu of, Legal remedies, monetary damages or other available forms of relief.

13.Proprietary Rights.

13.1Work Product.  The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

13.2Work Made for Hire; Assignment.  The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company.  To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.  Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3Further Assurances; Power of Attorney.  During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company.  The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law).  The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

13.4No License.  The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to [him/her] by the Company.

14.Governing Law; Jurisdiction and Venue.  This Agreement, for all purposes, shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles.  Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the Commonwealth of Massachusetts.  The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.Entire Agreement.  Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.Modification and Waiver.  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Board of the Company.  No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.  In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

18.Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.Tolling.  Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21.Section 409A.  This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”).  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.Notification to Subsequent Employer.  When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants section contained in this Agreement.  In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants section of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.

23.Successors and Assigns.  This Agreement is personal to the Executive and shall not be assigned by the Executive.  Any purported assignment by the Executive shall be null and void from the initial dale of the purported assignment.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.  This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24.Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Kurt Graves, Chairman of the Board of Directors
________________________________
________________________________
________________________________

If to the Executive:

Jesper Høiland
Pik Alle 5H
DK-2000 Frederiksberg
Denmark

25.Representations of the Executive.  The Executive represents and warrants to the Company that:

25.1The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

25.2The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, noncompetition or other similar covenant or agreement of a prior employer.

26.Withholding.  The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27.Survival.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28.Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT, THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RADIUS HEALTH, INC.

By:	/s/ Kurt Graves Kurt Graves Chairman, Board of Directors

JESPER HøILAND

Signature: /s/ Jesper Høiland

Print Name: Jesper Høiland